Exhibit 99.1

PVF Capital Corp. 30000 Aurora Road Solon, OH 44139 For Further Information Call Robert J. King, Jr. 440.248.7171 robert.king@pvfsb.com

FOR IMMEDIATE RELEASE

PVF CAPITAL CORP. ANNOUNCES POSITIVE IMPACT OF

REPAYMENT OF REPURCHASE AGREEMENT

SOLON, OH – March 24, 2011 – PVF Capital Corp. (Nasdaq: PVFC) (the “Company”) announced today a change in the liquidity position and improvement in the tier 1 core capital ratio of its banking subsidiary, Park View Federal Savings Bank (the “Bank”), as a result of the maturity of a $50 million repurchase agreement, which the Bank entered into in March 2006. The borrowing, which matured March 21, 2011, carried an interest rate of 4.99% and was settled by using a portion of the Bank’s short-term cash and cash equivalents position, which totaled $131 million at December 31, 2010. The Company expects to reduce its annual borrowing costs related to the matured borrowing by approximately $2.5 million.

As a result of this maturity transaction, the Company’s total assets, which were $830.6 million at December 31, 2010, are expected to decline by approximately 6.0%. The Bank’s tier 1 core capital ratio, which totaled 8.84% at December 31, 2010, is expected to improve by approximately 50 basis points as a result of the smaller balance sheet.

PVF Capital Corp. is the holding company for Park View Federal Savings Bank, headquartered in Solon, Ohio, serving the Greater Cleveland area with 17 full-service branch offices. Additional information on the Company may be found at www.myparkview.com.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectation regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

PVF Capital Corp.’s common shares trade on the NASDAQ Capital Market under the symbol PVFC.

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